Contacts:
Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 10, 2011

Executive Chairman Also Issues Letter to Fund Shareholders

HOUSTON, TX – May 11, 2011 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) announced that the annual meeting of the Fund’s shareholders will be held on Friday, June 10, 2011 at
26th Floor, 620 Eighth Avenue, New York, NY 10018.

The Fund has filed a proxy statement with the Securities and Exchange Commission, which is being mailed, together with the Fund’s annual report on Form 10-K, to all Equus shareholders of record on May 10, 2011.  The proxy statement also includes a letter to the Fund’s shareholders from John A. Hardy, the Fund’s Executive Chairman.  The text of this letter is set forth in its entirety below.

Shareholders requiring assistance with voting in connection with the meeting or seeking additional copies of the Fund’s proxy materials, may call The Altman Group, Inc. toll-free at 1-800-330-8705, or email equus@altmangroup.com.  Shareholders also can find additional materials on the annual meeting and how to vote on the Fund’s website at www.equuscap.com.

The following is the text of the letter from Mr. Hardy to the Equus Shareholders:

Dear Equus Shareholders:

Equus Total Return, Inc. (“Equus” or the “Fund”) has experienced significant changes in the past year.  In May 2010 the Fund added four new members to its board of directors. These new directors included individuals who have sound finance and investment banking backgrounds. I was appointed as the Fund’s Executive Chairman in June 2010.

At the time of my appointment in June, the Fund faced considerable challenges. The Fund had not made a new investment since August 2008, and in the previous twelve months, the net asset value of the portfolio we inherited had declined by $35.1 million.  Without new investments, the Fund would remain stagnant, yet the ability of the Fund to make new investments was restricted by a lack of capital.

In June 2010, the Fund had net cash of approximately $5.6 million with a run rate of approximately $3.6 million per year in expenses. Most of the Fund’s investments were continuing to underperform and many were structured in a manner which restricted the Fund’s alternatives.

We needed to immediately improve the liquidity position of the Fund. A number of the loans we inherited had defaulted, which required us to position the Fund to protect capital for the Shareholders. We embarked on an aggressive program to extract value from the inherited portfolio, which was in freefall prior to our arrival.

Some of the specific initiatives we undertook in this regard included:

•
Collection of Trulite Loan. In January 2010, Trulite, Inc. had defaulted on a $2.3 million loan from Equus.  We commenced litigation against Trulite and collected $2.6 million, which included interest and costs of collection, at the end of June 2010.

•
Sale of Underperforming Investment Interests.  Investments in 1848 Capital Partners, Big Apple Entertainment, London Bridge Entertainment and Riptide, encountered difficulty during the year. In July 2010 the Fund loaned London Bridge $575,000 to directly fund a past due rent payment, which allowed them to maintain uninterrupted operations. Shortly thereafter London Bridge defaulted on the loans, requiring the Fund to commence legal action to protect its interest. In October 2010 Big Apple defaulted on its loan, and we commenced similar legal proceedings against the company. As a result of our positioning of the Fund in relation to these investments, we were able to work with the Guarantors to negotiate a sale of these assets for $10 million in cash, in January 2011.

•
Other Collections and Realizations.  In June 2010, we mandated a distribution of $1.0 million from Equus Media Development Company, Inc. as a return of principal.  In October 2010, we negotiated for and received a principal payment of $0.5 million from Sovereign Business Forms. In January 2011 we decided not to extend our investment in RP&C International Investments, liquidating our remaining holding therein for $0.8 million.

As a result of these initiatives, the Fund’s net cash position has increased three-fold from approximately $5.6 million to $17.2 million as at March 31, 2011.

Another of our objectives includes the implementation of prudent strategies to increase the size of the Fund.  We believe that a larger asset base may, not only improve the Fund’s visibility in respect of capital markets and institutional investors, but also may qualitatively improve the range of investments available to it, as the Fund may participate in new investments at a higher and more meaningful level.  Accordingly, in November 2010, we submitted a preliminary registration statement with respect to an offering of subscription rights to our shareholders.  This step will enable Equus to increase the scale of its initial investments, become a more significant participant in the private equity market, and compete more effectively for institutional shareholder interest.

In addition to the rights offering, we looked for ways to invest the Fund’s assets and also increase the size of the Fund without adversely impacting our shareholders.  An important step in this regard included our recent transaction involving the purchase by the Fund of Orco Germany S.A. 4% bonds.  Orco Germany is a large commercial and multi-family residential real estate holding company, with a diversified property portfolio of €867.0 million, consisting of 856,000 square meters of rentable space.  We were able to exchange Equus shares at net asset value ($4.29) in exchange for these Orco Germany bonds, which were purchased at €446.16 each, a 34% discount from their par value of €676.00.  They are redeemable at maturity for 125% of par, or €845.00 per bond.  The purchase of these bonds enabled the Fund’s aggregate net asset value to increase. By structuring the transaction in this fashion, we preserved the fund’s capital for other investment opportunities.

Our investment objective is to acquire income-producing investments, which will improve the Fund’s earnings and ultimately enable us to resume the Fund’s managed distribution policy of paying regular dividends to our shareholders in the future. We believe we now have the building blocks in place for such future growth.

We appreciate your continuing support of our efforts to stabilize and grow the Fund during this transition period.

Sincerely,

John A. Hardy
Executive Chairman

Cautionary Note Regarding Forward-Looking Statements
This press release may contain certain forward-looking statements regarding future circumstances.  These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including, in particular, the risks and uncertainties described in the Fund’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof.  The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  The inclusion of any statement in this letter does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.

Important Information
The Fund filed a definitive proxy statement concerning the 2011 Annual Meeting of Stockholders with the United States Securities and Exchange Commission (“SEC”) on May 2, 2011.  The Fund advises stockholders to read the definitive proxy statement, as well as the other relevant documents filed with the SEC, because they contain important information about the election of directors and any other matters to be presented at the 2011 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and the other documents the Fund files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the Fund’s definitive proxy statement by accessing www.equuscap.com. In addition, stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting The Altman Group, Inc. by telephone toll-free at 800-330-8705, or by email at equus@altmangroup.com.

The Fund, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the 2011 Annual Meeting of Stockholders. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the annual meeting is also contained in the proxy statement referred to above.